Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S‑3 of our report dated February 24, 2011 (except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 6, as to which the date is August 26, 2011), relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in FelCor Lodging Trust Incorporated's Current Report on Form 8-K/A dated August 30, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
August 31, 2011